Company Contact:

Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES:

INCREASED EARNINGS, STRONG CAPITAL AND DECLARATION OF FIRST CASH DIVIDEND

RESULTS ALSO REFLECT STRONG DEPOSIT AND LOAN GROWTH

FINANCIAL HIGHLIGHTS:

  CASH DIVIDEND OF $0.04 PER COMMON SHARE PAYABLE NOVEMBER 26, 2008

  LOANS GROW OVER 31%TO A RECORD $556.7 MILLION FROM YEAR END

  DEPOSITS INCREASE $57.4 MILLION, OR 6.5%, FROM YEAR END

  STOCKHOLDERS’ EQUITY GROWS TO $378.5 MILLION, OR 23% OF TOTAL ASSETS

Avenel, New Jersey, October 29, 2008.… Northfield Bancorp, Inc., the holding company for Northfield Bank, reported net income of $3.3 million for the quarter ended September 30, 2008, and $12.4 million, for the nine months ended September 30, 2008, compared to $3.1 million for the quarter ended September 30, 2007, and $10.0 million for the nine months ended September 30, 2007. Operating results for the nine months ended September 30, 2008, included a $2.5 million, nontaxable, death benefit realized on bank owned life insurance. For the nine months ended September 30, 2007, operating results included a pre-tax gain of $4.3 million ($2.4 million, net of tax) related to the sale of two branch locations and associated deposit relationships. Earnings per common share for the quarter and nine months ended September 30, 2008, was $0.08 and $0.29, respectively. Excluding the realized gain on the death benefit from bank owned life insurance of $0.06 per share, earnings per share for the nine months ended September 30, 2008, was $0.23 per common share.

Commenting on the current quarter and nine-month results, John W. Alexander, the Company’s Chairman, and Chief Executive Officer said, “Our conservative and disciplined operating model, coupled with our strong capital and liquidity, have allowed us to remain focused on the financial needs of the communities we serve. Our financial strength allows us to continue to lend, within our underwriting guidelines, to businesses that need financing to grow and has opened our doors to many new businesses and retail customers seeking financing as credit markets have tightened.”

Continuing, Mr. Alexander commented, “We appreciate the confidence and support of our loyal customers, many of whom are stockholders, and welcome the many new customers who have recently joined us. We will continue to apply the guiding principles that have served us for over 120 years and have never been more important than they are today: superior customer service, strong underwriting, prudent investing, and disciplined pricing.”

Mr. Alexander added, “Following the reporting of solid earnings for the first three full quarters of our existence as a public company, I’m pleased to announce that our board of directors has declared our first cash dividend of $0.04 per common share. This dividend will be payable on November 26, 2008, to stockholders of record as of November 12, 2008.”

Financial Condition

Total assets increased to $1.6 billion at September 30, 2008, from $1.4 billion at December 31, 2007. The increase reflected increases in loans held for investment, net of $132.4 million, securities available-for-sale of $65.1 million, cash and cash equivalents of $24.7 million (primarily funds held at the Federal Reserve Bank of New York), and certificates of deposit in other financial institutions, subject to full FDIC insurance coverage, of $35.1 million.

The Company’s securities portfolio totaled $886.7 million at September 30, 2008 as compared to $825.7 million at year end, and consisted of $749.7 in mortgage-backed debt securities issued or guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae. At September 30, 2008, we had approximately $87.6 million in mortgage-backed securities (not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae) with approximately $74,000, or 0.08%, of those securities comprised of subprime loans. These securities were rated AAA at September 30, 2008. The Company has no investment in Fannie Mae or Freddie Mac common or preferred stock, nor does it have any investment in trust preferred securities.

Loans held-for-investment, net totaled $556.7 million at September 30, 2008, and increased 31.2% over the December 31, 2007, balance of $424.3 million. The increase in loans was primarily the result of an increase in multi-family loans of $85.3 million and an increase in commercial real estate loans of $27.5 million.

At September 30, 2008, non-performing assets totaled $13.2 million (0.80% of total assets), and consisted of $12.1 million in non-performing loans (2.18% of loans held for investment, net), and $1.1 million in other real estate owned. At December 31, 2007, non-performing assets, consisting solely of non-performing loans, totaled $9.8 million (0.71% of total assets, and 2.32% of loans held for investment, net). There was no other real estate owned at December 31, 2007.

The increase in non-performing assets from December 31, 2007, was primarily attributable to an increase in non-accruing one- to four-family residential mortgage loans of $866,000, an increase in non-performing commercial real estate loans of $441,000, and an increase in non-accruing commercial and industrial loans of $229,000. Non-performing assets also includes loans 90 days or more past due and accruing, which increased $1.8 million and consisted primarily of commercial real estate, land, and construction loans paying in accordance with their original contractual terms but which are past maturity, and are currently in the process of renewal.

The Company does not have any lending programs commonly referred to as sub-prime lending. Sub-prime lending generally targets borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt burden ratios.

Total liabilities increased to $1.3 billion at September 30, 2008, from $1.0 billion at December 31, 2007. The increase was primarily attributable to increases in deposits of $57.4 million, securities sold under agreements to repurchase of $152.5 million, and other borrowings of $31.2 million. The increase in total borrowings was due primarily to the execution of leverage strategies with investment securities and certificates of deposits, with acceptable levels of credit and interest rate risk. The increase in deposits during the nine months ended September 30, 2008, was primarily due to an increase of $105.8 million in money market deposits and statement savings accounts, and $13.7 million in checking accounts, partially offset by a $62.1 million decrease in certificates of deposit.

Total stockholders’ equity increased to $378.5 million at September 30, 2008, from $367.3 million at December 31, 2007. The increase was primarily attributable to net income of $12.4 million for the nine months ended September 30, 2008, partially offset by an increase in other comprehensive loss of $1.8 million, related primarily to unrealized losses on securities available for sale, net of tax. The increase in unrealized losses on securities available for sale is due primarily to an increase in longer-term market interest rates, resulting in a decrease in estimated fair values of investment securities.

Northfield Bank’s Tier 1 (core) capital ratio was 16.9% at September 30, 2008. This ratio continues to significantly exceed the required regulatory capital necessary to be considered “well capitalized” under federal capital regulations for financial institutions.

Results of Operations

Net income for the quarter and nine months ended September 30, 2008, increased $210,000 and $2.4 million, respectively, as compared to the same prior year periods and resulted from increases in net interest income of $3.1 million and $8.7 million, respectively. These increases were partially offset by increases in the provision for loan losses of $1.1 million and $2.4 million for the quarter and nine months ended September 30, 2008, as compared to the same prior year periods. The increase in the provision for loan losses was due primarily to loan growth, provisions for impaired loans, and increases in certain general loss factors utilized in management’s calculation of the allowance for loan losses in response to continued deterioration in general real estate collateral values and weakness in the overall economy.

Net income was also negatively affected by a decrease in non interest income of $454,000 and $2.8 million for the quarter and nine months ended September 30, 2008, respectively, as compared to the same prior year periods. The decrease in non interest income was primarily due to increases in market losses on trading securities, primarily equity and bond mutual funds, that are utilized to fund the Company’s employee and director deferred compensation plan of $513,000 and $1.1 million, respectively. The participants in the plan bear the risk and rewards of the trading securities return performance, and consequently, non interest expense, specifically compensation expense, is reduced for any trading losses experienced in the portfolio. The decrease in non-interest income for the nine months ended September 30, 2008, was due primarily to a pre-tax gain of $4.3 million on the sale of two underperforming branch locations, and associated deposit relationships, recognized in March 2007. We had no similar transaction in 2008. The reduction in non-interest income for the first nine months of 2008 was partially offset by the realized nontaxable death benefit of approximately $2.5 million in the quarter ended March 31, 2008. We had no similar transaction in 2007.

Total non-interest expense increased $1.4 million and $1.3 million for the quarter and nine months ended September 30, 2008, over the comparable prior year periods. The increases were attributable to higher data processing fees associated with increased transaction volumes from loans and deposits, and ongoing costs associated with the Company’s planned conversion to a new third-party core processing system in the first quarter of 2009. Non-interest expense also increased due to higher professional fees associated with being a public company, and higher occupancy costs associated with the Company’s operations center occupied in June 2008, as well as increased depreciation and amortization expense associated with capital improvements to certain branches.

The increase in net interest income of $3.1 million, or 33.2%, for the quarter ended September 30, 2008, as compared to the quarter ended September 30, 2007, was primarily the result of an increase in average interest-earning assets of $231.3 million, or 18.1%, coupled with an increase in the net interest margin of 38 basis points, or 13.4%, from 2.84% to 3.22% . The increase in net interest income of $8.7 million, or 34.0%, for the nine months ended September 30, 2008, was primarily the result of an increase in average interest-earning assets of $201.1 million, or 16.1%, coupled with an increase in the net interest margin of 42 basis points, or 15.3%, from 2.75% to 3.17% . The increase in average interest-earning assets and the net interest margin, for both current-year periods was due partially to the Company’s completion of its stock issuance in November 2007, resulting in gross proceeds of $192.7 million, which included $82.4 million in transfers from deposit accounts. The Company deployed the net proceeds into loans, short-term investments, and securities. Net interest margin also benefited from decreases in the cost of interest-bearing liabilities for the quarter and nine months ended September 30, 2008, of 39 basis points and 32 basis points, as compared to the comparable prior year periods.

The Company recorded income tax expense of $1.8 million and $5.6 million for the quarter and nine months ended September 30, 2008, respectively, as compared to $1.9 million and $5.8 million, respectively, in the corresponding prior year periods. The effective tax rate was 35.6% and 31.1% for the quarter and nine months ended September 30, 2008, respectively, compared to 37.7% and 36.7%, in the corresponding prior periods. The decline in the effective tax rate for the nine-months ended September 30, 2008, is due primarily to the $2.5 million, nontaxable, death benefit realized on bank owned life insurance.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)
	(unaudited)

	At	At
	September 30, 2008	December 31, 2007
Selected Financial Condition Data:
Total assets	$ 1,647,520	$ 1,386,918
Cash and cash equivalents	49,819	25,088
Certificates of deposit (fully insured by the FDIC)	59,590	24,500
Securities available for sale, at estimated fair value	867,546	802,417
Securities held to maturity	15,816	19,686
Trading securities	3,301	3,605
Loans held for sale	-	270
Loans held for investment, net	556,734	424,329
Allowance for loan losses	(7,736)	(5,636)
Net loans held for investment	548,998	418,693
Bank owned life insurance	41,560	41,560
Non-performing loans(1)	12,123	9,834
Other real estate owned	1,071	-
Federal Home Loan Bank of New York stock, at cost	11,480	6,702

Securities sold under agreements to repurchase	254,500	102,000
Other borrowings	53,619	22,420
Deposits	934,636	877,225
Total liabilities	1,269,017	1,019,578
Total stockholders’ equity	378,503	367,340

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2008	2007	2008	2007
Selected Operating Data:
Interest income	$ 19,034	$ 16,651	$ 54,446	$ 47,797
Interest expense	6,792	7,478	20,066	22,119
Net interest income before provision for loan losses	12,242	9,173	34,380	25,678
Provision for loan losses	1,276	200	3,114	737
Net interest income after provision for loan losses	10,966	8,973	31,266	24,941
Non-interest income	820	1,274	5,426	8,246
Non-interest expense	6,703	5,327	18,628	17,350
Income before income tax expense	5,083	4,920	18,064	15,837
Income tax expense	1,808	1,855	5,619	5,812
Net income	$ 3,275	$ 3,065	$ 12,445	$ 10,025

Net income per common share (2)	$ 0.08	$ N/A	$ 0.29	$ N/A

	At or For the Three		At or For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	(annualized)		(annualized)
	2008	2007	2008	2007
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)	0.82%	0.91%	1.09%	1.03%
Return on equity (ratio of net income to average equity)	3.48%	7.04%	4.44%	7.91%
Interest rate spread	2.59%	2.35%	2.46%	2.25%
Net interest margin	3.22%	2.84%	3.17%	2.75%
Efficiency ratio(4)	51.32%	50.99%	46.80%	51.14%
Non-interest expense to average total assets	1.68%	1.58%	1.63%	1.78%
Average interest-earning assets to average interest-bearing liabilities	135.46%	121.15%	138.47%	121.33%
Average equity to average total assets	23.54%	12.89%	24.48%	12.99%
Asset Quality Ratios:
Non-performing assets to total assets	0.80%	0.66%	0.80%	0.66%
Non-performing loans to total loans held for investment, net	2.18%	2.43%	2.18%	2.43%
Allowance for loan losses to non-performing loans	63.81%	47.56%	63.81%	47.56%
Allowance for loan losses to total loans	1.39%	1.16%	1.39%	1.16%

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)

Net income per common share (calculated based on 43,140,090 average shares outstanding for the three months ended September 30, 2008, and 43,116,500 average shares outstanding for the nine months ended September 30, 2008) is not applicable prior to the Company’s completion of its stock offering on November 7, 2007.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended September 30,
		2008			2007

	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$ 534,587	$ 8,337	6.20%	$ 425,755	$ 7,297	6.80%
Mortgage-backed securities	838,985	9,426	4.47	729,221	7,915	4.31
Other securities	32,543	246	3.01	33,670	389	4.58
Federal Home Loan Bank of New York stock	12,930	203	6.25	6,511	119	7.25
Interest-earning deposits in financial institutions	93,222	822	3.51	85,776	931	4.31
Total interest-earning assets	1,512,267	19,034	5.01	1,280,933	16,651	5.16
Non-interest-earning assets	79,473			58,244
Total assets	$ 1,591,740			$ 1,339,177

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 461,396	1,503	1.30	$ 433,203	932	0.85
Certificates of deposit	355,627	2,774	3.10	486,290	5,140	4.19
Total interest-bearing deposits	817,023	4,277	2.08	919,493	6,072	2.62
Repurchase agreements	230,859	2,024	3.49	115,033	1,187	4.09
Other borrowings	68,499	491	2.85	22,771	219	3.82
Total interest-bearing liabilities	1,116,381	6,792	2.42	1,057,297	7,478	2.81
Non-interest bearing deposit accounts	88,749			94,685
Accrued expenses and other liabilities	11,914			14,522
Total liabilities	1,217,044			1,166,504
Stockholders' equity	374,696			172,673
Total liabilities and stockholders' equity	$ 1,591,740			$ 1,339,177

Net interest income		$ 12,242			$ 9,173
Net interest rate spread (2)			2.59%			2.35%
Net interest-earning assets (3)	$ 395,886			$ 223,636
Net interest margin (4)			3.22%			2.84%
Average interest-earning assets to
interest-bearing liabilities			135.46%			121.15%

(1)	Average yields and rates for the three months ended September 30, 2008, and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Nine Months Ended September 30,
		2008			2007
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$ 478,966	$ 22,723	6.34%	$ 422,905	$ 21,343	6.75%
Mortgage-backed securities	812,586	27,197	4.47	709,302	22,348	4.21
Other securities	39,752	1,182	3.97	40,798	1,452	4.76
Federal Home Loan Bank of New York stock	12,021	538	5.98	6,594	387	7.85
Interest-earning deposits in financial institutions	104,227	2,806	3.60	66,902	2,267	4.53
Total interest-earning assets	1,447,552	54,446	5.02	1,246,501	47,797	5.13
Non-interest-earning assets	81,880			57,739
Total assets	$ 1,529,432			$ 1,304,240

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 418,256	3,649	1.17	$ 404,794	2,461	0.81
Certificates of deposit	373,149	9,844	3.52	489,425	15,719	4.29
Total interest-bearing deposits	791,405	13,493	2.28	894,219	18,180	2.72
Repurchase agreements	206,431	5,414	3.50	110,542	3,293	3.98
Other borrowings	47,543	1,159	3.26	22,581	646	3.82
Total interest-bearing liabilities	1,045,379	20,066	2.56	1,027,342	22,119	2.88
Non-interest bearing deposit accounts	95,855			93,629
Accrued expenses and other liabilities	13,779			13,911
Total liabilities	1,155,013			1,134,882
Stockholders' equity	374,419			169,358
Total liabilities and stockholders' equity	$ 1,529,432			$ 1,304,240

Net interest income		$ 34,380			$ 25,678
Net interest rate spread (2)			2.46%			2.25%
Net interest-earning assets (3)	$ 402,173			$ 219,159
Net interest margin (4)			3.17%			2.75%
Average interest-earning assets to
interest-bearing liabilities			138.47%			121.33%

(1)	Average yields and rates for the nine months ended September 30, 2008, and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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